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                                                               EXHIBIT (a)(1)(E)

                           Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                       of

                                BI Incorporated

                                       at

                      $8.25 Net Per Share of Common Stock

                                       by

                         KBII Acquisition Company, Inc.

                      A Direct Wholly Owned Subsidiary of

                              KBII Holdings, Inc.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 15, 2000, UNLESS THE OFFER IS
                                   EXTENDED.


                                                                 August 18, 2000

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase, dated August 18, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by KBII Acquisition Company, Inc., a Colorado corporation (the "Offeror") and a direct wholly owned subsidiary of KBII Holdings, Inc., a Delaware corporation ("Parent"), to purchase all of the issued and outstanding shares of common stock inclusive of their respective associated common stock purchase rights (together, the "Shares"), of BI Incorporated, a Colorado corporation (the "Company"), at a price of $8.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares (the "Certificates") are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3, "Procedures for Tendering Shares" of the Offer to Purchase.

   We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

   Please note the following:

     1. The Offer Price is $8.25 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares which would represent at least ninety percent (90%) of the Shares outstanding at the time of the Expiration Date. The Offer is also subject to certain other conditions contained in the Offer to Purchase. See the Introduction and Section 1, "Terms of the Offer; Expiration Date" and Section 5, "Certain Conditions to Offeror's Obligations" of the Offer to Purchase.
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     3. The Offer is being made for all of the issued and outstanding Shares.

     4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Computershare Investor Services LLC, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

     5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, September 15, 2000 (the "Expiration Date"), unless the Offer is extended.

     6. The Board of Directors of the Company unanimously approved the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 10, 2000, by and among Parent, Offeror and the Company and the transactions contemplated thereby, including the Offer and the merger of Offeror with and into the Company (the "Merger"), determined that the Offer and Merger are fair to, and in the best interests of, the Holders, and recommends that the Holders accept the Offer and tender their Shares pursuant to the Offer.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, and if certificates evidencing the associated common stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless Offeror elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares (or certificates for Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

   The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Offeror cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by BB&T Capital Markets, a division of Scott & Stringfellow, Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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                       Instructions with Respect to the
                          Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                      of

                                BI Incorporated

   The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated August 18, 2000, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by KBII Acquisition Company, Inc., a Colorado corporation ("Offeror") and a direct wholly owned subsidiary of KBII Holdings, Inc., a Delaware corporation, to purchase all of the issued and outstanding shares of common stock inclusive of their respective associated common stock purchase rights (together, the "Shares"), of BI Incorporated, a Colorado corporation, at a purchase price of $8.25 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

    NUMBER OF SHARES TO BE                              SIGN HERE
          TENDERED:*

                                          -------------------------------------

                                          -------------------------------------
SHARES: _________________________                    (Signature(s))

                                          -------------------------------------
Account Number: _________________         -------------------------------------

                                                     (Print Name(s))
Date: ____________________ , 2000         -------------------------------------
                                                   (Print Address(es))
                                          -------------------------------------
                                           (Area Code and Telephone Number(s))
                                          -------------------------------------
                                           (Taxpayer Identification or Social
--------                                           Security Number(s))
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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